Exhibit 10.77
March 10, 2006
To:	Members of the Board of Directors and Section 16 Officers of Nortel Networks Corporation

Re:	Notice of Blackout Period Under Section 306(a) of the Sarbanes-Oxley Act of 2002
Pursuant to the requirements of Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR of the Securities and Exchange Commission (“SEC”), this memorandum is to notify you of the immediate effectiveness of a blackout period with respect to transactions described below in common shares and other equity securities of Nortel Networks Corporation (“Nortel”) as a result of today’s announcement regarding the need to delay the filing of the annual reports on Form 10-K for the year ended December 31, 2005 for Nortel and Nortel Networks Limited. In light of such announcement, all purchases of the common shares of Nortel Networks Corporation under the Nortel employee investment plans, stock option plans and stock purchase plans (the “Plans”) are also being suspended, effective immediately.
The blackout period will begin immediately. You will receive written notice when the blackout period is lifted.
During the blackout period directors and executive officers of Nortel are prohibited from purchasing, selling, transferring or otherwise engaging in transactions involving certain Nortel Networks Corporation common shares or other equity securities. This prohibition applies to all equity securities of Nortel Networks Corporation and related derivative securities, including options, share units, convertible debt securities and prepaid forward contracts. The prohibition covers direct and indirect transactions, including those involving entities or persons through which you have a “pecuniary interest” in the securities such as your immediate family members living with you or securities held in trust or by controlled partnerships or corporations.
The prohibition on purchases, sales, transfers and other transactions described above applies only to common shares of Nortel Networks Corporation (and derivatives of such securities) that you have acquired (or in which you have a pecuniary interest) in connection with your service or employment as a director or executive officer. It is important to note that any such security you sell or otherwise transfer, directly or indirectly, will be presumed to have been acquired in connection with your service or employment unless you establish that the securities were acquired from another source, and this identification is consistent with your tax treatment of the securities and all other disclosure and reporting requirements.
Gordon A. Davies
General Counsel — Corporate and Corporate Secretary
T. 905-863-1144      F. 905-863-8386      gadavies@nortel.com
8200 Dixie Road, Suite 100, Brampton, Ontario, Canada L6T 5P6

There are certain very narrow exceptions to this prohibition. I strongly recommend that you consult me before entering into any transaction pursuant to a possible exception.
Once this blackout period ends, you will be permitted to resume transactions in Nortel Networks Corporation common shares and other equity securities subject to the requirements of Nortel’s Insider Trading Policies and applicable law.
Please note that Nortel has determined in accordance with Rule 104 of SEC Regulation BTR that it was unable to provide advance notice of this blackout.
If you have any questions regarding the blackout period, you may contact me at the following address or phone number:
Gordon A. Davies
Nortel Networks Corporation
8200 Dixie Road, Suite 100
Brampton, Ontario L6T 5P6 Canada
905-863-1144 (phone)
Yours truly,
/s/  Gordon A. Davies
Gordon A. Davies